Exhibit 99.1

Recent Financial Performance of Family Dollar Stores, Inc.

As used herein, except where otherwise specified or unless the context otherwise requires, the terms “Family Dollar,” the “Company,” “we,” “us,” and “our” refer to Family Dollar Stores, Inc., a Delaware corporation, and its consolidated subsidiaries and the term “Acquisition” refers to Dollar Tree, Inc.’s pending acquisition of Family Dollar.

The following sets forth preliminary unaudited consolidated financial information for Family Dollar for the two fiscal months ended January 31, 2015, and the corresponding fiscal period of the previous fiscal year. The information set forth below is subject to change including with respect to standard end-of-period adjustments in connection with the finalization of financial statements for Family Dollar’s fiscal quarter ending February 28, 2015.

Consolidated net sales for the two fiscal months ended January 31, 2015, increased 4.1% to $1.94 billion from $1.86 billion in the corresponding fiscal period of the previous fiscal year. Consolidated comparable store sales increased 1.7% compared to a 3.8% decrease in the corresponding prior year fiscal period.

Gross profit increased 4.4% to $640.5 million from $613.8 million in the corresponding prior year fiscal period. As a percent of sales, gross margin increased 7 basis points to 33.1%. The gross margin rate was impacted by fewer markdowns and an increase in purchase markups. These positive impacts were partially offset by an adverse shift in sales to lower-margin consumables and higher freight costs.

Selling, general and administrative expenses were 28.4% of sales, as compared to 28.1% of sales in the corresponding prior year fiscal period. The results for the two fiscal months ended January 31, 2015, included $2.2 million in costs associated with the Acquisition. Excluding acquisition-related costs, selling, general and administrative expenses were 28.3% of sales, a 17 basis point increase compared to the corresponding prior year period. The increase as a percent of sales was primarily attributable to increased occupancy costs, including rent and depreciation, as well as increased supplies and advertising. These negative impacts were partially offset by lower medical insurance, professional fees, and maintenance.

We opened 73 stores, renovated, expanded or relocated 81 stores, and closed 17 stores during the two fiscal months. Retail selling square footage increased to 59.0 million square feet, a 1.3% increase compared to 58.3 million square feet as of the end of the corresponding prior year period.

In the event that the date on which the Acquisition occurs is after the filing deadline for our Quarterly Report on Form 10-Q for the fiscal quarter ending February 28, 2015, our unaudited consolidated financial statements for the fiscal quarter ending February 28, 2015, will be included in such Quarterly Report, which will be filed with the SEC if required by applicable law or SEC rules. The final consolidated financial results for the fiscal quarter ending February 28, 2015, will include results for the two fiscal months ended January 31, 2015, and may vary from our expectations and may be materially different from the preliminary financial information provided above. This preliminary financial data is subject to customary end-of-quarter changes or accruals and may change from what has been presented. The preliminary financial data included above has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.